EXHIBIT 11

TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                      Three Months Ended     Nine Months Ended
                                          September 30,         September 30,
                                      1996          1995     1996         1995
EARNINGS PER SHARE
Net earnings (loss) available for
common shares and common stock
equivalent shares deemed to have
a dilutive effect                   $(26,320)   $144,779   $316,032   $489,404
                                     =======     =======    =======    =======
Primary earnings (loss) per share     $(0.04)      $0.23      $0.53      $0.77
                                       =====        ====       ====       ====
Fully diluted earnings (loss)
per share                             $(0.04)      $0.23      $0.53      $0.76
                                       =====        ====       ====       ====
Shares used in primary earnings
per share computation
  Weighted average common
  shares outstanding                 600,278     619,554    614,182    634,424
                                     =======     =======    =======    =======
Shares used in fully diluted
earnings per share computation
  Weighted average common
  shares outstanding                 568,384    595,634     583,380    598,659

  Additional potentially dilutive
  effect of stock options             31,894     27,600      31,894     27,600
                                     -------    -------     -------    -------

                                     600,278    623,234     615,274    643,538
                                     =======    =======     =======    =======

The weighted average common shares outstanding has been computed net of ESOP shares of 40,365 (1996) and 46,345 (1995).


















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